Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-1 and S-8 (Nos. 333-136363 and 333-138392) of Owens Corning of our report dated June 23, 2006 relating to the financial statements of Owens Corning Savings and Security Plan, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

Toledo, Ohio

June 29, 2007